EXHIBIT 99.1

SPARTAN MOTORS, INC.

1000 REYNOLDS RD. CHARLOTTE, MI 48813 USA
TELEPHONE 517.543.6400 FACSIMILE 517.543.5403
WEB PAGE – WWW.SPARTANMOTORS.COM

FOR IMMEDIATE RELEASE

Spartan Motors to Present at 2010 Roth Growth Stock Conference

CHARLOTTE, Michigan, March 11, 2010 – Spartan Motors, Inc. (Nasdaq: SPAR), the leading manufacturer of specialty chassis and vehicles, today announced that John Sztykiel, President and CEO, will present at the 22nd Annual Roth Capital Partners Growth Stock Conference on Monday, March 15, 2010 at 3 p.m. Pacific time / 6 p.m. Eastern time at the Ritz Carlton in Laguna Niguel, Calif.

The formal presentation will be supplemented with 1-on-1 institutional investor meetings taking place on March 15-16. A copy of the management presentation will be available on the Company’s website at www.spartanmotors.com (Click on “Shareholders,” then “Webcasts” and then “Roth Conference Presentation”).

The three-day Roth Growth Stock Conference brings together executives from over 300 growth companies and over 1,000 institutional investors. This event is designed to provide investors with a unique opportunity to gain insight into small- and mid-cap growth companies across a variety of sectors, including energy, software, technology, industrials, healthcare, media, consumer and retail.

About Spartan Motors

Spartan Motors, Inc. (www.spartanmotors.com) designs, engineers and manufactures specialty chassis, specialty vehicles and truck bodies and aftermarket parts for the RV, emergency-rescue, defense, delivery and service markets. The company’s brand names – Spartan™, Crimson Fire™, Crimson Fire Aerials™, Road Rescue™ and Utilimaster® – are known for quality, value, service and being the first to market with innovative products. The Company employs approximately 1,600 at facilities in Michigan, Pennsylvania, South Carolina, South Dakota, Indiana and Texas. Spartan reported sales of $430 million in 2009 and is focused on becoming a global leader in the manufacture of specialty vehicles and chassis.

This release contains forward-looking statements, including, without limitation, statements concerning our business, future plans and objectives and the performance of our products. These forward-looking statements involve certain risks and uncertainties that ultimately may not prove to be accurate. Actual results and future events could differ materially from those anticipated in such statements. Technical complications may arise that could prevent the prompt implementation of the plans outlined above. The company cautions that these forward-looking statements are further qualified by other factors including, but not limited to, those set forth in the company's Annual Report on Form 10-K filing and other filings with the United States Securities and Exchange Commission (available at http://www.sec.gov). Government contracts and subcontracts typically involve long payment and purchase cycles, competitive bidding, qualification requirements, delays or changes in funding, extensive specification development and changes, price negotiations and milestone requirements. An announced award of a governmental contract is not equivalent to a finalized executed contract and does not assure that orders will be issued and filled. Government agencies also often retain some portion of fees payable upon completion of a project and collection of contract fees may be delayed for long periods, which can negatively impact both prime contractors and subcontractors. The company undertakes no obligation to publicly update or revise any statements in this release, whether as a result of new information, future events or otherwise, except as required by law.

CONTACT: John Sztykiel, CEO, or Joseph Nowicki, CFO Spartan Motors, Inc. (517) 543-6400	Jeff Lambert or Jeff Tryka, CFA Lambert, Edwards & Associates (616) 233-0500 / jtryka@lambert-edwards.com

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